Exhibit 11
                            THERMO CARDIOSYSTEMS INC.

                        Computation of Earnings per Share


                            Three Months Ended            Six Months Ended
                        --------------------------   --------------------------
                           June 29,        July 1,      June 29,        July 1,
                               1996           1995          1996           1995
 ------------------------------------------------------------------------------
 Computation of Primary
   Earnings per Share:

 Net Income (a)         $ 2,399,000    $ 1,671,000   $ 4,810,000    $ 2,823,000
                        -----------    -----------   -----------    -----------
 Shares:
   Weighted average
     shares outstanding  36,461,692     34,759,875    36,364,738     34,520,144

   Add: Shares issuable
        from assumed
        conversion of
        subordinated
        convertible
        debentures                -      1,997,682       710,473      2,137,295

        Shares issuable
        from assumed
        exercise of
        options (as
        determined by
        the application
        of the treasury
        stock method)             -        524,847       478,396        489,208
                        -----------    -----------   -----------    -----------
   Weighted average
     shares outstanding,
     as adjusted (b)     36,461,692     37,282,404    37,553,607     37,146,647
                        -----------    -----------   -----------    -----------
 Primary Earnings
   per Share (a) / (b)  $       .07    $       .04   $       .13    $       .08
                        ===========    ===========   ===========    ===========